Exhibit 10.1
NOTE: CERTAIN MATERIAL HAS BEEN REDACTED FROM THIS DOCUMENT AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE LOCATIONS OF THESE REDACTIONS ARE INDICATED THROUGHOUT THE DOCUMENT BY THE FOLLOWING MARKING: [***].
2008 EXECUTIVE MANAGEMENT INCENTIVE AWARDS
     As Adopted by the Compensation and Human Resources Committee of the Board of Directors on February 20, 2008
Introduction
     2008 Executive Management Incentive Awards (“EMIA”), made pursuant to Article 9 of the King Pharmaceuticals, Inc. (the “Company”) Incentive Plan (the “Plan”), will be comprised of 1 to 2 financial objectives (“Financial Objectives”) and, for most participants, individual operational objectives (“Operational Objectives”). In determining the potential EMIA payout for any participant, Financial Objectives and Operational Objectives shall be weighted as determined either by the Committee or by the Chief Executive Officer, as further detailed below. All capitalized terms not otherwise defined shall have the meanings assigned to them in the Plan.
Administration
     The Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) shall have complete discretionary authority over the administration of the EMIAs as set forth herein including, without limitation, the authority to adjudicate claims related to EMIAs, interpret the terms of EMIAs, and to resolve disputes and factual questions related to EMIAs. Determinations of the Committee shall be binding on the Company and the EMIA participants.
Eligibility to Participate
     Except as otherwise determined by the Committee, executives having the title of Vice President or more senior titles as of January 1, 2008 shall be eligible to participate in the 2008 EMIA. The President and Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer, Chief Technical Operations Officer, General Counsel, Corporate Compliance Officer, Chief Science Officer and Executive Vice President, Corporate Affairs are designated “Top Executives.”
     The Committee and/or the Chief Executive Officer, as further detailed below in the section entitled “Objective Approval and Weighting,” may establish an EMIA for an executive who is hired or promoted to fill an EMIA-eligible position after January 1, 2008; provided, however, that
a.	an EMIA may be established for a Top Executive after 90 days have elapsed since January 1, 2008 only if 75.1% or more of the performance time period is remaining at the time the EMIA is established, in accordance with Treas. Reg. § 1.162-27(e);

b.	any executive hired after September 30, 2008 is ineligible for an EMIA; and

c.	any employee of the Company promoted into an EMIA-eligible position and who becomes an EMIA Participant (but who is not a Top Executive) shall participate in the EMIA and 2008 Management Incentive Plan prorata (if a participant of the Management Incentive Plan).

Objective Approval and Weighting
     The Committee shall establish and approve all Financial Objectives and any amendments thereto. EMIAs for the Top Executives shall be based entirely upon Financial Objectives. The Committee shall approve the specific weighting of the Financial Objectives for the Top Executives and any amendments thereto. EMIAs for Top Executives shall be established during the first 25% of the applicable performance period and shall be based upon prospective financial goals the accomplishment of which is substantially uncertain at the time of the establishment of the EMIA.
     The Chief Executive Officer or his designee shall approve, for all EMIA Participants other than Top Executives, (1) the weighting of their Financial Objectives, based upon each executive’s ability to affect the accomplishment of those objectives, and (2) their Operational Objectives, and any amendments to either of these items.
     The weighting of EMIA objectives shall be as follows:

	Financial	Operational
Executive	Objectives	Objectives
President and Chief Executive Officer	75% EPS and 25% Revenues	0%
Chief Financial Officer	100% EPS	0%
Chief Commercial Officer	25% EPS and 75% Revenues	0%
Remaining direct reports to the CEO	100% EPS	0%
All other EMIA Participants	50% EPS	50%
Award Payout Schedule
     EMIA Participants are eligible for cash awards (“EMIA Payouts”) which are a percentage of their 2008 base salary earned, as described in the table below.

	ACHIEVEMENT LEVEL
POSITION	THRESHOLD	TARGET	STRETCH
President & Chief Executive Officer	50%	100%	200%
Chief Financial Officer	35%	70%	140%
Chief Commercial Officer	30%	60%	120%
Chief Technical Operations Officer	30%	60%	120%
Chief Science Officer	30%	60%	120%
General Counsel	30%	60%	120%
EVP Level 1	25%	50%	100%
EVP Level 2	20%	40%	80%
Senior Vice President	17.5%	35%	70%
Vice President	15%	30%	60%
Calculating an EMIA Payout
     The weight previously established for each objective (a percentage) is multiplied by the percentage (as provided in the table above) associated with the EMIA Participant’s achievement level in connection with that objective (none, threshold, target or stretch, or, in the case of Financial Objectives, a prorata percentage between these levels). Once this calculation is performed for each objective, the results of all calculations are summed and that sum is multiplied by the 2008 base salary earned by the EMIA Participant. The result is the EMIA Payout for the EMIA Participant. See the attached example.
     The award for any person who becomes an EMIA Participant, or for an EMIA Participant who is promoted, during the performance period will be prorated based on the portion of the year spent in each position.
Eligibility for EMIA Payout
     Payment of any EMIA shall be contingent upon the Committee’s determination that Financial Objectives have been met by the Company, and at what achievement level those objectives have been met. Also:
a.	In the case of any of the Top Executives, EMIA Payouts shall be contingent upon the Committee’s certification of the achievement level applicable to the executive in connection with each Financial Objective.

b.	In the case of any EMIA Participant who holds the title of EVP Level 1 or a more senior title, other than the Top Executives, EMIA Payouts shall be contingent upon the Committee’s approval of the determination of the Chief Executive Officer, or his designee, of the achievement level applicable to each of the EMIA Participant’s Operational Objectives.

c.	In the case of any EMIA Participant who holds a title more junior than EVP Level 1, payment of any EMIA shall be contingent upon the determination of the Chief Executive Officer, or his designee, of the achievement level applicable to each of the EMIA Participant’s Operational Objectives.
     Other than for reasons of Death, Incapacity, Disability or Approved Retirement, an EMIA Participant must be employed by the Company on December 31, 2008 or the EMIA Participant will forfeit any EMIA which he or she may have otherwise qualified to receive.
     In the event of an EMIA Participant’s death on or after January 1, 2009, the EMIA shall be paid to his or her estate. In the event of an EMIA Participant’s death on or before December 31, 2008, a prorata portion of the Participant’s target payout percentage, reflecting the EMIA Participant’s time in service during the performance year, shall be paid to his or her estate as soon as reasonably practicable.
     In the event of an EMIA Participant’s termination due to incapacity (as evidenced by the judgment or decree of a court of competent jurisdiction) on the date his or her EMIA is paid by the Company, the EMIA shall be paid to his or her legal guardian or appointed representative. In the event of an EMIA Participant’s incapacity on or before December 31, 2008, a prorata portion of the Participant’s target payout percentage, reflecting the EMIA Participant’s time in service during the performance year, shall be paid to his or her legal guardian or appointed representative as soon as reasonably practicable.
     In the event of an EMIA Participant’s termination due to Disability on or before December 31, 2008, a prorata portion of the Participant’s target payout percentage, reflecting the EMIA Participant’s time in service during the performance year, shall be paid to the Participant as soon as reasonably practicable.

     In the event of an EMIA Participant’s Approved Retirement on or before December 31, 2008, a prorata portion of the Participant’s target payout percentage, reflecting the EMIA Participant’s time in service during the performance year, shall be paid to the Participant as soon as reasonably practicable.
Timing of EMIA Payout
     The payment of each EMIA will be made between January 1 and March 15, 2009.
Tax Matters
     All EMIA payments are subject to applicable state, federal, local and other tax withholding requirements.
     In the case of the Top Executives, all EMIA Payouts are intended to be “qualified performance-based compensation” in accordance with Treas. Reg. § 1.162-27(e) and shall be interpreted and administered as such unless the Committee determines that it is in the best interests of the Company not to adhere to the requirements of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. § 1.162-27.
Other Matters
     The Committee, in its discretion, may reduce or eliminate any EMIA Payout in the event it determines it is in the best interests of the Company to do so for reasons including, without limitation, financial distress of the Company, administrative difficulties or that the EMIA Payout is nondeductible by the Company under the Internal Revenue Code. The reduction of one or more EMIA Payouts shall not increase the EMIA Payout of any other EMIA Participant.
     The Committee may, at any time, amend or terminate this EMIA program. The Board of Directors of the Company, in its discretion, may, at any time, withdraw the Committee’s authority over this EMIA program.
     The grant of an EMIA shall in no way be construed or interpreted to establish or guarantee a term of employment and does not change the “at-will” or other status of any person employed by the Company.
     The terms and conditions of this EMIA program are, in their entirety, set forth in this document and the EMIA documents pertaining to a specific EMIA Participant. Once established, EMIA objectives may only be altered by valid written notice to that effect from the Committee or the Chief Executive Officer or his designee, as applicable, as described in the section above entitled “Objective Approval and Weighting.” Any oral representation or writing not authorized and approved by the Committee, or the Chief Executive Officer or his designee, as applicable, shall be void and of no effect, and shall not be binding on the Company or the Committee.

Financial Objectives
     The time period for the measurement of performance of Financial Objectives is January 1 through December 31, 2008. In the event that achievement of Financial Objectives is greater than Threshold but less than Stretch, payout percentages applicable to Financial Objectives will be prorated to reflect actual achievement (actual revenues or earnings per share).
Financial Objective 1: Revenues
     The portion of any EMIA Payout payable pursuant to Financial Objective 1 will be based on achieving the 2008 revenue targets detailed in the following table.

ACHIEVEMENT LEVEL[1]
	Threshold		Target		Stretch
Revenues	$	[***]	$	[***]	$	[***]
Financial Objective 2: Earnings Per Share
     The portion of any EMIA Payout payable pursuant to Financial Objective 2 will be based on achieving the 2008 earnings per share targets as detailed in the following table.

ACHIEVEMENT LEVEL[1]
	Threshold		Target		Stretch
Earnings per share[1]	$	[***]	$	[***]	$	[***]
Operational Objectives
     Each executive other than the Top Executives and direct reports to the CEO will own Operational Objectives with the percentage weighting of each based on the importance of that objective to the success of the business. The time period for the measurement of performance of Operational Objectives is January 1 through December 31, 2008.
Minimum Earnings Per Share Requirement
     No payout will be made for any objective unless the company achieves 60% of Target earnings per share.

[1]	[***]

EMIA Calculation Example
Sample Position: EVP Level 2

			Payout	Objective
Objective	Weight	Performance	Percentage	Payout
Financial — EPS	50%	Target	40%	0.20 (20%)
Operational Objective 1	10%	Stretch	80%	0.08 (8%)
(e.g., Achievement of Revenue Targets)
Operational Objective 2	15%	Target	40%	0.06 (6%)
Operational Objective 3	15%	Target	40%	0.06 (6%)
Operational Objective 4	10%	Threshold	20%	0.02 (2%)
Total Objectives Weight	100%

Total EMIA Payout				0.42 (42%)
The EVP receives 42% of his or her 2008 base salary earned as the EMIA.
Note: In the event that achievement of Financial Objectives (or any Operational Objective which is structured identically to either Financial Objective) is greater than Threshold but less than Stretch, payout percentages applicable to Financial Objectives will be prorated to reflect actual achievement (actual revenues or earnings per share); provided, however, that no payout will be made for any Financial Objective or Operational Objective unless the Company achieves 60% of Target earnings per share.